Filed Pursuant to Rule 433

Registration No. 333-234390

Republic Services, Inc.

Pricing Term Sheet

November 9, 2020

0.875% Notes due 2025 (the “2025 Notes”)

1.750% Notes due 2032 (the “2032 Notes”)

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa2 (stable) / BBB+ (stable) / BBB (stable)

Trade Date:	November 9, 2020

Settlement Date**:	November 24, 2020 (T+10)

Terms of the 2025 Notes

Principal Amount:	$350,000,000

Maturity Date:	November 15, 2025

Benchmark Treasury:	UST 0.250% due October 31, 2025

Benchmark Treasury Price and Yield:	99-01 1⁄4 and 0.446%

Spread to Benchmark Treasury:	T + 45 basis points

Yield to Maturity:	0.896%

Price to Public:	99.898% of the principal amount

Coupon (Interest Rate):	0.875%

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2021

Underwriting Discount:	0.600%

Make-Whole Call:	Prior to October 15, 2025 (one month before the maturity date), T + 10 basis points

Par Call:	On or after October 15, 2025 (one month before the maturity date)

CUSIP/ISIN:	760759 AY6 / US760759AY69

Joint Book-Running Managers:

Barclays Capital Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	PNC Capital Markets LLC RBC Capital Markets, LLC C. L. King & Associates, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

Terms of the 2032 Notes

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2032

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Price and Yield:	96-29+ and 0.956%

Spread to Benchmark Treasury:	T + 80 basis points

Yield to Maturity:	1.756%

Price to Public:	99.940% of the principal amount

Coupon (Interest Rate):	1.750%

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2021

Underwriting Discount:	0.675%

Make-Whole Call:	Prior to November 15, 2031 (three months before the maturity date), T + 15 basis points

Par Call:	On or after November 15, 2031 (three months before the maturity date)

CUSIP/ISIN:	760759 AZ3 / US760759AZ35

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

PNC Capital Markets LLC

C. L. King & Associates, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about November 24, 2020, which will be the 10th business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+10 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, with respect to the 2025 Notes, Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities LLC at (212) 834-4533 or MUFG Securities Americas Inc. at (877) 649-6848, and with respect to the 2032 Notes, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, SMBC Nikko Securities America, Inc. at (888) 868-6856 or Wells Fargo Securities, LLC at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on November 9, 2020 relating to its Prospectus dated October 31, 2019.